EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 1, 2019, with respect to the financial statements and supplemental information included in the Annual Report of Multi-Color 401(k) Savings Plan on Form 11-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statement of Multi-Color Corporation on Form S-8 (File No. 333-129151).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

July 1, 2019